Exhibit 10.2

AMENDMENT NO. 1 TO CHANGE OF CONTROL AGREEMENT

This Amendment No. 1 (the “Amendment”), effective as of May 25th, 2017, to that certain Change of Control Agreement (the “CIC Agreement”), dated May 23rd, 2016, by and between Joseph Gangemi (the “Employee”) and Malvern Federal Savings Bank (the “Company”).

WHEREAS, the CIC Agreement sets forth certain severance payments and other benefits that Employee will be entitled to in the event of an involuntary termination of employment that occurs within ninety (90) days prior to, or within twelve (12) months following, a Change in Control (as defined in the CIC Agreement); and

WHEREAS, the Company is willing to increase the severance amount under the CIC Agreement from 100% of the Employee’s Base Salary (as defined in the Agreement) to 150% of Base Salary, provided that Employee enters into the Non-Competition, Non-Solicitation, Confidentiality and Cooperation Agreement attached herewith as Exhibit A (the “Restrictive Covenants Agreement”); and

WHEREAS, the Employee desires to enter into the Restrictive Covenants Agreement in exchange for the opportunity to receive such additional severance pursuant to the CIC Agreement, as amended by this Amendment;

NOW, THEREFORE, subject to the Employee’s execution of the Restrictive Covenants Agreement concurrently herewith, the Company and Employee hereby agree that the CIC Agreement is amended as follows:

1.             Section 2.1.2 of the CIC Agreement is hereby amended by substituting “150%” for “100%” where the latter appears therein.

2.             Section 2.2.2 of the CIC Agreement is hereby amended by substituting “150%” for “100%” where the latter appears therein.

3.             Section 4.7 of the CIC Agreement is hereby amended by adding the following as a new sentence at the end of this Section:

“No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in a writing signed by the Employee and the Company.”

4.              This Amendment shall supersede all prior agreements, whether oral or written, between the parties with respect to the subject matter herein.

5.              Except as amended herein, the CIC Agreement shall remain in full force and effect.

6.             This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Amendment may be delivered via facsimile or scanned “PDF” which shall be an original for all purposes.

[Signature Page Follows]

IN WITHNESS WHEREOF, the parties hereto have duly executed this Amendment as of this 25th day of May, 2017.

Malvern Federal Savings Bank

/s/ Anthony C. Weagley
Name: Anthony C. Weagley
Title: President & CEO

Employee

/s/ Joseph Gangemi
Joseph Gangemi

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY

AND COOPERATION AGREEMENT

NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND COOPERATION AGREEMENT (the “Agreement”), dated as of May 25th, 2017, by and between Malvern Federal Savings Bank (the “Bank”) and the person identified as “Employee” on the signature page hereof (“Employee”).

WHEREAS, the Employee serves as an employee of the Bank;

WHEREAS, Employee and the Bank have entered into a Change of Control Agreement dated as of May 23rd, 2016 (the “CIC Agreement”) providing for certain severance pay and benefits in the event of the Employee’s involuntary termination under the circumstances set forth therein; and

WHEREAS, the Bank is willing to increase the amount of severance under the CIC Agreement as set forth in proposed Amendment No. 1 to the CIC Agreement dated of even date herewith (the “Amendment”), contingent upon Employee’s agreement to abide by the terms of this Agreement; and

WHEREAS, the Employee desires to enter into this Agreement in exchange for the opportunity to receive additional severance pay and benefits under the CIC Agreement as modified by the Amendment; and

WHEREAS, the Employee agrees that the terms and conditions of this Agreement are reasonable in light of the Employee’s position with the Bank and that the restrictions set forth herein will not impair the Employee’s ability to earn a livelihood after the Employee’s employment with the Bank ends.

NOW, THEREFORE, in consideration of the foregoing premises, the Employee and the Bank agree as follows:

1.           Confidentiality. For purposes of this Agreement, “Confidential Information” means all information, whether or not in writing, concerning the business, business relationships or financial affairs of Malvern Bancorp, Inc. (the “Corporation”), the Bank and/or any of their respective Affiliates (as defined below) which has not entered the public domain (other than by failure of Employee to fully perform Employee’s obligations under this Agreement), and includes (i) corporate information, including trade secrets, know-how, plans, strategies, objectives, methods, contracts, policies, resolutions, negotiations or litigation; (ii) marketing information, including development plans and opportunities, strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or pricing policies, market analyses or projections; (iii) financial information, including cost and performance data, budgets, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (iv) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, diagrams, schematics, notes, data, inventions, improvements, concepts and ideas; and (v) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. For purposes of this Agreement, the terms “includes”, “including” and similar variations thereof are intended to be illustrative, and any illustrative items that follow any such terms shall not be limited to such illustrative items.

Employee agrees that:

(a) While working for the Bank, Employee may develop, acquire, have access to and/or otherwise have knowledge of Confidential Information.

(b) Confidential Information is and will continue to be the sole and exclusive property of the Corporation, the Bank and/or their respective Affiliates.

(c) Employee will use Confidential Information only in the performance of Employee’s duties for the Bank or its Affiliates. Employee will not use Confidential Information at any time (during or after Employee’s employment with the Bank) for Employee’s personal benefit, for the benefit of any Person (as defined below) other than the Corporation, the Bank and/or their respective Affiliates, or in any manner adverse to the interests of the Corporation, the Bank, their respective Affiliates or their customers.

(d) Employee will not disclose Confidential Information at any time (during or after Employee’s employment with the Bank) except (x) as such disclosure may be required or appropriate in connection with Employee’s service to the Bank, or (y) when required to do so by a court of law, by any governmental agency or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information. Employee agrees to provide the Bank advance written notice of any disclosure pursuant to clause (y) of the preceding sentence and to cooperate with any efforts by the Bank to limit the extent of such disclosure. Notwithstanding the foregoing or anything else contained herein to the contrary, this Agreement shall not preclude Employee from disclosing Confidential Information to a governmental body or agency or to a court if and to the extent that a restriction on such disclosure would limit the Employee from exercising any protected right afforded the Employee under applicable law.

(e) Employee will safeguard Confidential Information by all reasonable steps and abide by all policies and procedures of the Corporation or the Bank in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes.

(f) Employee will execute and abide by all confidentiality agreements that the Corporation or the Bank reasonably requests Employee to sign or abide by, whether those agreements are for the benefit of the Corporation, the Bank, their respective Affiliates or a customer thereof.

(g) When Employee’s employment relationship with the Bank ends, Employee will immediately return to the Bank all materials containing and/or relating to Confidential Information and, except as the Bank may, in its sole discretion, expressly permit in writing, all equipment provided to Employee by the Bank during Employee’s employment, including without limitation all computers, laptops, cellular telephones, printers, facsimile machines and scanners. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Corporation, the Bank and/or their respective Affiliates.

Employee acknowledges receipt of the following notice under the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret if he/she (i) makes such disclosure in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) such disclosure was made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

2.          Access Codes; Passwords. Any social media or other accounts that Employee opens or handles on behalf of the Bank constitutes property of the Bank. Employee shall provide all access codes, passcodes, and administrator rights to the Bank at any time during or after Employee’s employment on demand.

3.          Non-Competition; Non-Solicitation. Employee acknowledges and understands that, in view of Employee’s position with the Bank, Employee will be afforded access to Confidential Information and have intimate knowledge of affairs of the Bank. Employee therefore agrees that during the course of Employee’s employment with the Bank and for a period of 12 months after Employee’s employment with the Bank ends (regardless of the reason therefor) (the “Restricted Period”), Employee will not, without the express prior written consent of the Bank:

(i) directly or indirectly whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any Competing Business (as defined below). For purposes of this Agreement, a “Competing Business” means any business or enterprise engaged, anywhere in the “Competitive Territory” (as defined below) in (A) banking or lending activities, or accepting deposits, (B) providing financial services or financial advice, or (C) any other activities in which the Corporation and/or the Bank or any of their respective Affiliates (as defined below) engaged, directly or indirectly, during Employee’s employment with the Bank. “Competitive Territory” shall mean an area that is within a 100 mile radius of any branch or office of the Corporation, the Bank and/or any of their respective Affiliates that is or was in existence during Employee’s employment with the Bank or any location where the Corporation, the Bank and/or any of their respective Affiliates had planned to establish a branch or office during the 12 months prior to Employee’s termination of employment. Notwithstanding the foregoing, the foregoing shall not prohibit any investment by Employee in publicly traded stock of a company representing less than one percent of the stock of such company;

(ii) solicit, induce, or assist any third Person in soliciting or inducing any Person that is (or was at any time within the 12 months prior to the solicitation or inducement) an employee, consultant, independent contractor or agent of the Corporation, the Bank and/or any of their respective Affiliates to leave the employment of the Corporation, the Bank and/or any of their respective Affiliates or cease performing services as an independent contractor, consultant or agent of the Corporation, the Bank and/or any of their respective Affiliates; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (ii);

(iii) hire, engage, or assist any third party in hiring or engaging, any individual that is or was (at any time within 12 months prior to the attempted hiring) an employee of the Corporation, the Bank and/or any of their respective Affiliates; or

(iv) other than for the benefit of the Corporation, the Bank and/or any of their respective Affiliates, solicit or interfere with the relationships of the Corporation, the Bank and/or any of their respective Affiliates with, or endeavor to entice away from the Corporation, the Bank and/or any of their respective Affiliates for a Competing Business, any Person that is or was (at any time within the 12-month period preceding the date that Employee’s employment with the Bank ends), a customer or “Prospective Customer” (as defined below) of the Corporation and/or the Bank; provided however that the placement of a general advertisement that is not directly targeted at any such Person or Persons shall not violate this clause (iv). A “Prospective Customer” is any Person with respect to whom or which the Corporation, the Bank and/or any of their respective Affiliates was engaged in solicitation at any time during the 12-month period preceding the date that Employee’s employment with the Bank ends and in which solicitation Employee was in any way involved or of which Employee otherwise had any knowledge or reasonably should have had any knowledge.

For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Corporation or the Bank has any direct ownership interest shall be treated as an Affiliate of the Corporation and the Bank, respectively.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

4.          Developments. Employee will make full and prompt disclosure to the Bank of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, software, formulae, techniques, trade secrets, graphics or images, audio or visual works and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Employee (alone or jointly with others) or under Employee’s direction during the period of Employee’s employment. Employee acknowledges that all work performed by Employee for the Bank is on a “work for hire” basis, and Employee hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Bank and its successors and assigns all Employee’s right, title and interest in all Developments that are created, made, conceived or reduced to practice by Employee (alone or jointly with others) or under Employee’s direction during the period of Employee’s employment and (a) relate to the business of the Corporation and/or the Bank or any of the products or services being researched, developed, manufactured or sold by the Corporation and/or the Bank or which may be used with such products or services; or (b) result from tasks assigned to Employee by the Bank; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Corporation and/or the Bank (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, Employee has set forth on Annex A attached hereto a complete list of Developments that Employee has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Bank that Employee considers to be Employee’s property or the property of third parties and that Employee wishes to have excluded from the scope of this Agreement (“Prior Inventions”). If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee is not to list such Prior Inventions in Annex A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. Employee has also listed on Annex A all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to the Corporation and/or the Bank (“Other Patent Rights”). If no such disclosure is attached, Employee represents that there are no Prior Inventions or Other Patent Rights. If, in the course of Employee’s employment with the Bank, Employee incorporates a Prior Invention into a product, process or machine of the Bank or other work done for the Bank, Employee hereby grants to the Bank a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the prior written consent of the Bank.

This Agreement does not obligate Employee to assign to the Corporation and/or the Bank any Development which, in the sole judgment of the Bank, reasonably exercised, is developed entirely on Employee’s own time and does not relate to the business efforts or research and development efforts in which, during the period of Employee’s employment, the Corporation and/or the Bank actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Corporation and/or the Bank. However, Employee will also promptly disclose to the Bank any such Developments for the purpose of determining whether they qualify for such exclusion. Employee understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 4 will be interpreted not to apply to any invention which a court rules and/or the Bank agrees falls within such classes. Employee also hereby waives all claims to any moral rights or other special rights which Employee may have or accrue in any Company-Related Developments.

Employee will cooperate fully with the Bank, both during and after Employee’s employment with the Bank, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. Employee will sign, both during and after the term of this Agreement, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Corporation and/or the Bank may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. If the Corporation and/or the Bank is unable, after reasonable effort, to secure Employee’s signature on any such papers, Employee hereby irrevocably designates and appoints each officer of the Corporation and/or the Bank as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Corporation and/or the Bank may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

5.          Remedies Upon Breach.

(a)          Employee agrees that the restrictions contained in Sections 1, 2, 3, and 4 of this Agreement are necessary and appropriate to protect the business and goodwill of the Corporation and/or the Bank, and Employee considers them reasonable for such purpose. Employee agrees that the restrictions contained in this Agreement will not prevent Employee from obtaining gainful employment should Employee’s employment with the Bank end. Employee agrees that in any action seeking specific performance or other equitable relief, Employee will not assert or contend that any of the provisions of this Agreement are unreasonable or otherwise unenforceable.

(b)          Employee further agrees that in the event of Employee’s breach or threatened breach of any of the provisions of Sections 1, 2, 3, and 4 of this Agreement, the Corporation and/or the Bank would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, Employee agrees that in the event of a breach or threatened breach of any of those provisions, in addition to such other remedies that the Corporation and/or the Bank may have at law, without posting any bond or security, the Corporation and/or the Bank shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, as well as attorneys’ fees and costs and an equitable accounting of all earnings, profits and other benefits arising, directly or indirectly, from such breach. The seeking of such injunction or order shall not affect the right of the Corporation and/or the Bank to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

6.          Post-Employment Cooperation. Employee agrees that, during Employee’s employment, and for a period of two (2) years after Employee’s employment with the Bank ends (regardless of the reason therefor), upon reasonable request from the Bank, and after Employee’s employment ends, subject to Employee’s other business commitments, Employee will cooperate with the Corporation and/or the Bank in the defense of any claims or actions that may be made by or against the Corporation and/or the Bank that relate to the period of Employee’s employment with the Bank. The Bank agrees, to the extent permitted by applicable law, regulation and/or court rules, to reimburse Employee for Employee’s reasonable travel and other direct expenses incurred by Employee in extending such cooperation, so long as Employee provides advance written notice of the request for reimbursement and provides satisfactory documentation of the expenses to comply with Employee’s obligations under this Section 6.

7.          Prior Agreements. Employee represents that except as Employee has fully disclosed previously in writing to the Bank, Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Employee’s employment with the Bank or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that Employee’s performance of all the terms of this Agreement as an employee of the Bank does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Bank. Employee will not disclose to the Bank or induce the Bank to use any confidential or proprietary information or material belonging to any previous employer or others.

8.          Survival and Assignment. Employee understands that Employee’s obligations under this Agreement will continue in accordance with its express terms regardless of any changes in Employee’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Employee further understands that Employee’s obligations under this Agreement will continue following the termination of Employee’s employment regardless of the manner of such termination and will be binding upon Employee’s heirs, executors and administrators. Employee understands and agrees that the Bank has the right to assign this Agreement to its successors and assigns.

9.          Disclosure to Future Employers. During the Restricted Period (as defined in Section 3), Employee will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

10.         Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of laws. Employee agrees that no dispute or claim under this Agreement may be commenced, prosecuted or continued in any court other than the courts of the Commonwealth of Pennsylvania located in the city and county of Philadelphia or in the United States District Court for the Eastern District of Pennsylvania, which courts shall have jurisdiction over the adjudication of such matters, and Employee consents to the jurisdiction of such courts and personal service with respect thereto. The Bank and Employee hereby waive their respective rights to a trial by jury.

11.         Severability. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. This Agreement is to be given the broadest interpretation permitted by law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The covenants and restrictions contained in this Agreement shall be deemed a series of separate covenants and restrictions. If, in any judicial proceeding, a court of competent jurisdiction should refuse to enforce all of the separate covenants and restrictions in this Agreement, then such unenforceable covenants and restrictions shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants and restrictions to be enforced in such proceeding.

12.         Entire Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

13.         Amendment. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Employee and by a duly authorized officer of the Bank, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.         Notice. For the purposes of this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified U.S. mail, postage prepaid with return receipt requested, and by regular U.S. mail, postage prepaid, to Employee’s address, in the case of notices to Employee, and to the principal office of the Bank, in the case of notice to the Bank.

15.         Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

16.         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.         Review. Employee represents and warrants that: (i) Employee has read this Agreement and understands all the terms and conditions hereof; (ii) Employee has entered into this Agreement of Employee’s own free will and volition; (iii) Employee has been advised by the Bank that this Agreement is a legally binding contract and that Employee should seek Employee’s own independent attorney to review it; (iv) Employee has been afforded ample opportunity to consult with Employee’s own attorney regarding this Agreement; and (v) the terms of this Agreement are fair, reasonable and are being agreed to voluntarily in exchange for Employee’s employment or continued employment by the Bank.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:	MALVERN FEDERAL SAVINGS BANK

/s/ Anthony C. Weagley
Secretary	Name: Anthony C. Weagley
Title: President & CEO

WITNESS:	JOSEPH GANGEMI

/s/ Rose Emrick	/s/ Joseph Gangemi

ANNEX A

To:	Malvern Federal Savings Bank

From:	Joseph Gangemi

Date:	_____________________

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Bank that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Bank:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below:

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